UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 16, 2019

APPROACH RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33801	51-0424817
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas		76116
(Address of principal executive offices)		(Zip Code)

(817) 989-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)
Common stock, par value $0.01 par value	AREX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on May 9, 2019, Approach Resources Inc. (“Approach” or the “Borrower”) and certain subsidiaries of the Company (the “Guarantors,” and together with the Borrower, the “Credit Parties”) entered into the Limited Forbearance Agreement (the “Forbearance Agreement”) with certain lenders named therein (the “Consenting Lenders”) and JPMorgan Chase Bank, N.A., as an Issuing Bank and as Administrative Agent, with respect to the Amended and Restated Credit Agreement, dated as of May 7, 2014, as amended, among the Borrower, the Guarantors, lenders party thereto, and the Administrative Agent (the “Credit Agreement”). On June 21, July 22 and August 16, 2019, Approach entered into the First, Second and Third Amendments, respectively, to the Limited Forbearance Agreement with the Consenting Lenders (the Forbearance Agreement, as amended, the “Amended Forbearance Agreement”). Capitalized terms used in this Item 1.01 but not otherwise defined in this Item 1.01 have the meanings ascribed to them in the Amended Forbearance Agreement.

Pursuant to the terms of the Amended Forbearance Agreement, the Administrative Agent, Consenting Lenders, and the Issuing Bank have agreed, during a “forbearance period,” to forbear from exercising their rights and remedies under the Credit Agreement (and related loan documents) and applicable law with respect to the occurrence or continuance of events of default that have occurred or may occur on account of the failure of the Borrower to: (i) maintain a ratio of EBITDAX for the four fiscal quarter period ended March 31, 2019 or June 30, 2019 to Interest Expense for such period of not less than 2.25 to 1.00 as required by the Credit Agreement; (ii) maintain a Total Leverage Ratio for the applicable fiscal quarter of less than 5.00 to 1.00 as required by the Credit Agreement; (iii) maintain a ratio of consolidated current assets to consolidated current liabilities of less than 1:0 to 1.0 as of the last day of the fiscal quarter ended June 30, 2019, and (iv) deliver notice as required by the Credit Agreement with respect to the events of default described in the foregoing clauses (i), (ii) and (iii).

As amended by the Third Amendment to Limited Forbearance Agreement, (the “Third Amendment”), the forbearance period will extend to the earlier of (a) August 28, 2019 and (b) the date on which a Forbearance Termination Event occurs under the Amended Forbearance Agreement, which includes the occurrence of any event of default other than the foregoing specified events of default.

In the ordinary course of their respective businesses, one or more of the Lenders, or their affiliates, have or may have various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, advisory or other financial services, for which they received, or will receive, customary fees and expenses. In addition, the Company and its subsidiaries may have entered into commodity derivative arrangements with one or more Lenders, or their affiliates.

The foregoing does not constitute a complete summary of the terms of the Third Amendment. A copy of the Third Amendment is attached hereto as Exhibit 10.1. The representations, warranties and covenants contained in the Amended Forbearance Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Amended Forbearance Agreement are not necessarily characterizations of the actual state of facts about the Company and its subsidiaries at the time they were made or otherwise and should be read only in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1	Third Amendment to Limited Forbearance Agreement dated August 16, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Approach Resources Inc.

By:	/s/ Joshua E. Dazey
Joshua E. Dazey
Vice President – General Counsel

Date:  August 16, 2019

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